As filed with the Securities and Exchange Commission on June 3, 2020 Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)
_______________________

Massachusetts	04-2997780
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
42 Longwater Drive Norwell MA	02061-9149
(Address of Principal Executive Offices)	(Zip Code)

CLEAN HARBORS, INC. 2020 STOCK INCENTIVE PLAN
(Full title of plan)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, $0.01 par value per share	2,500,000	$59.39	$148,475,000	$19,272
(1) Computed under Rule 457(c) and (h) based upon the market price of the registrant’s Common Stock on the New York Stock Exchange on May 29, 2020.
Approximate date of proposed public offering: From time to time after the effective date of this Registration Statement.

PART I
This Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to 2,500,000 shares of common stock, $0.01 par value per share ("Common Stock"), of Clean Harbors, Inc. (the "Company"). Such shares are available for potential future issuance under the Company's 2020 Stock Incentive Plan, as approved respectively by the Company's Board of Directors on March 24, 2020 and shareholders on June 3, 2020.
Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1).
PART II
Item 3. Incorporation of Documents by Reference
The following documents filed by the Company with the Commission (File No. 001-34223) are incorporated in and made a part of this Registration Statement by reference:
(1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and
(2) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;
(3) the Company’s definitive Proxy Statement dated April 24, 2020 for its annual meeting of shareholders held on June 3, 2020
(4) the Company’s Report on Form 8-K (other than the copy of a press release furnished as Exhibit 99.1 to such Report) filed with the Commission on April 29, 2020; and
(5) the description of the Company's Common Stock contained under the caption "Description of Capital Stock" in the Prospectus Supplement dated November 27, 2012 filed under the Company's Registration Statement on Form S-3 under the Securities Act (No. 333-185141).
In addition to the foregoing documents, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
Not Applicable
Item 5. Interest of Named Experts and Counsel
Davis, Malm & D'Agostine, P.C., Boston, Massachusetts, has passed upon the validity of the shares of Common Stock being offered under this registration statement. As of May 7, 2020, shareholders in Davis, Malm & D'Agostine, P.C., beneficially owned an aggregate of 10,000 shares of Common Stock (including 2,000 shares owned by, or for the benefit of, members of their immediate families).
Item 6. Indemnification of Directors and Officers
Sections 8.51 and 8.52 of the Massachusetts Business Corporation Act, as amended, give Massachusetts corporations the power to indemnify each of their present and former officers or directors under certain circumstances if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation. The Company’s Restated Articles of Organization and By-Laws provide for such indemnification of the officers and directors of the Company and its subsidiaries to the extent permitted by law. Reference is made to Article 6 of the Company’s Restated Articles of Organization filed as Exhibit 3.1A to the Company’s Report on Form 8-K filed on May 19, 2005, and Article VII of the Company’s Amended and Restated By-Laws filed as Exhibit 3.4D to the Company’s Report on Form 8-K filed on December 22, 2014, and incorporated herein by reference, for the applicable provisions regarding the indemnification of officers and directors.

The Company also maintains director and officer liability insurance which provides for protection of the directors and officers of the Company and its subsidiaries against liabilities and costs which they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits
See the Exhibit Index on page II-6.
Item 9. Undertakings
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this registration statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Clean Harbors, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the Town of Norwell and the Commonwealth of Massachusetts on the 3rd day of June, 2020.

CLEAN HARBORS, INC.
By:	/s/ ALAN S. MCKIM
Alan S. McKim Chief Executive Officer

Signature	Title	Date

/s/ Alan S. McKim	Chairman, President and Chief Executive Officer	June 3, 2020
Alan S. McKim

/s/ Michael L. Battles	Executive Vice President and Chief Financial Officer	June 3, 2020
Michael L. Battles

/s/ Eric J. Dugas	Senior Vice President, Finance	June 3, 2020
Eric J. Dugas	and Chief Accounting Officer

*	Director	June 3, 2020
Eugene Banucci

*	Director	June 3, 2020
Edward G. Galante

*	Director	June 3, 2020
Rod Marlin

*	Director	June 3, 2020
John T. Preston

*	Director	June 3, 2020
Andrea Robertson

*	Director	June 3, 2020
Thomas J. Shields

*	Director	June 3, 2020
Lauren C. States

*	Director	June 3, 2020
John R. Welch

*	Director	June 3, 2020
Robert Willett

By:	/s/ ALAN S. MCKIM
Alan S. McKim Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed as a part of this Registration Statement:

Item No.	Description
5	Opinion of Davis, Malm & D’Agostine, P.C. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP (filed herewith).

23.2	Consent of Davis, Malm & D’Agostine, P.C. is contained in their opinion filed as Exhibit 5.

24	Power of Attorney.